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SAFEWAY INC. AND SUBSIDIARIES
                                                                      Exhibit 12


                             COMPUTATION OF RATIO OF
                            EARNINGS TO FIXED CHARGES
                              (DOLLARS IN MILLIONS)
                                   (UNAUDITED)



                                                                        Fiscal Year
                                                                        -----------

                                                 1996         1995         1994         1993            1992
                                              ---------    ---------    ---------    ---------       ---------
Income before income taxes,                   $   767.6    $   556.5    $   424.1    $   216.3       $   197.4
  extraordinary loss and cumulative
  effect of accounting changes

Add interest expense                              178.5        199.8        221.7        265.5           290.4

Add interest on rental expense (a)                 90.0         87.5         86.6         88.0            88.0


Less equity in earnings of unconsolidated         (50.0)       (26.9)       (27.3)       (33.5)          (39.1)
affiliates

Add minority interest in subsidiary                 3.4          3.9          3.0          3.5             1.7
                                              ---------    ---------    ---------    ---------       ---------

   Earnings                                   $   989.5    $   820.8    $   708.1    $   539.8       $   538.4
                                              =========    =========    =========    =========       =========


Interest expense                              $   178.5    $   199.8    $   221.7    $   265.5       $   290.4

Add capitalized interest                            4.4          4.6          2.9          4.2             8.0

Add interest on rental expense (a)                 90.0         87.5         86.6         88.0            88.0
                                              ---------    ---------    ---------    ---------       ---------

   Fixed charges                              $   272.9    $   291.9    $   311.2    $   357.7       $   386.4
                                              =========    =========    =========    =========       =========

   Ratio of earnings to fixed charges              3.63         2.81         2.28         1.51(b)         1.39
                                              =========    =========    =========    =========       =========


(a) Based on a 10% discount factor on the estimated present value of future operating lease payments.

(b) Safeway's ratio of earnings to fixed charges during 1993 was adversely affected by a $54.9 million charge to operating and administrative expense for severance payments made to retail employees in the Alberta, Canada division as part of a voluntary employee buyout. Excluding this charge, the ratio of earnings to fixed charges for 1993 would have been 1.66.